Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

-------------—Original Message-------------—

From: [Identifying Information Redacted]

Sent: Wednesday, May 30, 2007 1:49 PM

Subject: URGENT-PWR 16 Structure Package

Attachments: AmortSched_Iron Mountain Draft 04.19.07.xls; AAB Sched.xls; 6CDR Loan Flows.xls; 100 CPY Loan Flows.xls; 0 CPR Loan Flows.xls; PWR16 structure v1.xls; BSCMSI 2007-PWR16 - Appendix B and C.xls

Please confirm receipt. We will need to set up passwords for this deal. Please model as soon as possible.

Note:

1 IO in the deal

Spread on B- to change due to stip adjustment

Please call or email with questions.

Thanks.

[Identifying Information Redacted]